Exhibit 99.1
PLX Technology, Inc. Reports First Quarter 2014 Financial Results

SUNNYVALE, Calif., April 21, 2014 -- PLX Technology, Inc. (NASDAQ: PLXT), the global leader in PCI Express® (PCIe®) silicon and software connectivity solutions enabling emerging data center architectures, today announced first quarter revenues of $24.8 million and GAAP net income of $2.2 million, or $0.05 per share (diluted).

“Higher gross profits in the first quarter, combined with lower expenses, drove increased income over Q4 and contributed to our fifth straight profitable quarter,” said David Raun, PLX® president and CEO.  “In addition, we increased cash, saw strong bookings to support Q2 growth, and layered in another solid quarter of design wins.”

Non-GAAP Financial Comparison
(in millions, except per share amounts)
	Quarterly Results
	Q1 2014	Q4 2013	Q1 2013
Net revenues	$24.8	$25.7	$26.2
Gross Margin	$15.0	$14.3	$15.5
Operating expense	$11.9	$12.4	$11.6
Operating income from continuing operations	$3.1	$1.9	$3.9
Income from continuing operations	$3.0	$1.9	$3.8
Income per share (diluted) from continuing operations	$0.07	$0.04	$0.09

The above non-GAAP financial information (other than net revenues, which are presented on a GAAP basis) excludes share-based compensation, royalty accruals associated with the Internet Machines litigation, acquisition and restructuring costs, and discontinued operations.  See “Use of Non-GAAP Financial Information” below.

GAAP Financial Comparison
(in millions, except per share amounts)
	Quarterly Results
	Q1 2014	Q4 2013	Q1 2013
Net revenues	$24.8	$25.7	$26.2
Gross Margin	$14.8	$14.1	$15.5
Operating expense	$12.5	$13.2	$12.7
Operating income from continuing operations	$2.3	$0.8	$2.9
Income from continuing operations	$2.2	$0.8	$2.7
Income per share (diluted) from continuing operations	$0.05	$0.02	$0.06

“The sequential decline in our first quarter revenue was primarily the result of two temporary factors.  One of our larger customers moved to a vendor managed inventory (VMI) program where it worked down its owned inventories rather than drawing from our VMI.  We expect this customer to return to normal levels in late Q2 or Q3.  We were also supply constrained on some of PCI Express Gen2 products in Q1 due to assembly issues at one of our subcontractors.  These issues have been addressed and are not expected to be a limitation in the second quarter.

“These issues aside, the demand for our products remains solid.  Based on current backlog, forecasts from customers, and resolution of the assembly issues, we expect all of our market segments to be up in Q2, driven primarily by Gen2 and Gen3 shipments.  We are beginning to see an increasing number of Gen3 design wins go into volume production and we believe that this ramp will fuel our growth this year and in years to come,” said Raun.

Product Update:
During the first quarter, the company announced that Fujitsu selected PLX’s ExpressLane™ PEX8764 switch to deliver high-speed PCIe Gen3 interconnect within its Fujitsu Storage ETERNUS DX S3 disk arrays.  The PEX8764’s 64 lanes and 16 ports empower the ETERNUS DX series with stunning high-speed bi-directional PCIe interconnect throughput of 128 GigaBytes per second.

Acer chose PLX’s PCIe-to-USB device controller technology for its innovative Acer Aspire Z3-600 all-in-one personal computer.  PLX’s unique USB Duet® technology provides Aspire Z3-600 users with the advantage of simple, plug-and-play device sharing using a standard USB cable between the Z3-600 and any other Windows-based computers.  PLX PCIe-to-USB device controller technology bridges the high performance of both PCIe Gen2 and SuperSpeed USB 3.0.

PLX also announced that three ExpressLane PCIe Gen3 switches have passed the rigorous testing procedures of the PCI-SIG Compliance Workshop and are now listed on the group’s highly respected PCIe 3.0 Integrators List.  PLX is the only PCIe switch vendor to date that has achieved Gen3 compliance.

ECN Magazine named PLX ExpressFabric® technology a finalist in the ECN IMPACT Awards program, which recognizes excellence in electronics design engineering.  A highly respected and widely read industry publication, ECN selected PLX’s PCIe-based ExpressFabric for the IMPACT program’s Market Disrupter category due to the technology’s ability to slash hardware costs and energy requirements.

At the Embedded World Conference held in Germany, PLX demonstrated external box-to-box connectivity using optical and copper cabling via the universal PCIe standard.  The company also showcased its current generation of ExpressLane PCIe Gen3 switches, highlighting the devices’ exceptional performance and easy plug-and-play connectivity, along with the benefits of their integrated direct memory access (DMA) engines.

Business Outlook:
The following statements are based on current expectations.  The company does not intend to update, confirm or change this guidance until its second quarter 2014 earnings release, although it may provide additional details regarding its guidance during today’s scheduled conference call.

•	Net revenues for the second quarter ending June 30, 2014, are expected to be between $27 million and $29 million.
•
Non-GAAP gross margins are expected to be approximately 56 percent with GAAP margins at approximately 55 percent.  The non-GAAP number excludes an accrual for royalties associated with the Internet Machines litigation and share-based compensation.

•
Operating expenses are expected to be approximately $15.0 million.  Included in operating expenses are share-based compensation charges of approximately $0.6 million.  The second quarter also includes a 40nm tape-out.  For the year, operating expenses net of share-based compensation are expected to be about $52 million.

Conference Call:
PLX management will host a conference call and webcast to discuss first quarter financial results and its business outlook on Monday, April 21, 2014, at 2:00 p.m. (PT), following the release of the company’s financial results.  David Raun, PLX chief executive officer, and Arthur Whipple, PLX chief financial officer, will host the conference call.

A live webcast of the conference call will be available through the Investor Relations section of the PLX Website at www.plxtech.com/investors, which also can be heard live via telephone at (800) 706-7749, using access code 74382120.  International callers may dial +1 (617) 614-3474.

A recorded replay of this webcast will be available on the PLX Website beginning 6:00 p.m. (PT) on April 21, 2014, through 11:59 p.m. (PT) on April 28, 2014.  To listen to the replay via telephone, call (888) 286-8010 and use access code 87177623.  International callers may dial +1 (617) 801-6888.

About PLX:
PLX Technology, Inc. (NASDAQ: PLXT), based in Sunnyvale, Calif., USA, is the industry-leading global provider of semiconductor-based PCI Express connectivity solutions primarily targeting enterprise data center markets.  The company develops innovative software-enriched silicon that enables product differentiation, reliable interoperability and superior performance.  Visit PLX on plxtech.com, LinkedIn, Facebook, Twitter and YouTube.

Use of Non-GAAP Financial Information:
To supplement PLX’s financial statements presented on a GAAP basis, PLX has provided non-GAAP financial information, including non-GAAP income (loss), non-GAAP earnings (loss) per share (diluted), non-GAAP operating income (loss) and non-GAAP operating expenses.  These non-GAAP results exclude share-based compensation, including ESOP expenses, royalty accruals associated with the Internet Machines litigation, acquisition and restructuring costs, and discontinued operations.  A reconciliation of the adjustments to GAAP results is included in the tables below.  Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to PLX investors for informational and comparative purposes.  In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company.  The non-GAAP financial information used by PLX may differ from that used by other companies.  These non-GAAP measures should be considered in addition to, and not a substitute for, the results prepared in accordance with GAAP.

Safe Harbor Statement:
This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These include statements about the company’s estimated net revenues, estimated operating expenses and estimated gross margins, which are set forth under the caption “Business Outlook,” and statements regarding the Company’s market segments being up in the second quarter, the ramp up of Gen3 shipments and the Company’s future growth.  Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in the statements.  Factors that could cause actual results to differ materially include risks and uncertainties, such as reduced demand for products of electronic equipment manufacturers that use the company’s products, adverse economic conditions in general or those specifically affecting the company’s markets, technical difficulties and delays in the development process, errors in the products, reduced backlog for the company’s customers and unexpected expenses.  Please refer to the documents filed by the company with the SEC from time to time, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2013, which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  All forward-looking statements are made as of today, and the company assumes no obligation to update such statements.

PLX, the PLX logo, USB Duet, ExpressLane, and ExpressFabric are trademarks of PLX Technology, Inc., which may be registered in some jurisdictions.  All other product names that appear in this material are for identification purposes only and are acknowledged to be trademarks or registered trademarks of their respective organizations.

********************

Contact Information:
David Hurd
PLX Technology, Inc.
Sr. Director, Corporate Communication
(408) 328-3594
dhurd@plxtech.com

PLX TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31	December 31	March 31
	2014	2013	2013
Net revenues	$24,839	$25,697	$26,218
Cost of revenues	10,084	11,624	10,693
Gross margin	14,755	14,073	15,525
Operating expenses:
Research and development	6,390	6,328	5,961
Selling, general and administrative	6,097	6,910	6,419
Acquisition and restructuring related costs	-	-	291
Total operating expenses	12,487	13,238	12,671
Income from operations	2,268	835	2,854
Interest income (expense) and other, net	(29)	(29)	(71)
Income from continuing operations before provision for income taxes	2,239	806	2,783
Provision for income taxes	52	27	84
Income from continuing operations, net of tax	2,187	779	2,699
Income (loss) from discontinued operations, net of tax (1)	-	258	(57)
Net income	$2,187	$1,037	$2,642

Basic net income per share:
Income from continuing operations	$0.05	$0.02	$0.06
Income from discontinued operations	$-	$0.01	$-
Net income	$0.05	$0.03	$0.06

Diluted net income per share:
Income from continuing operations	$0.05	$0.02	$0.06
Income from discontinued operations	$-	$0.01	$-
Net income	$0.05	$0.03	$0.06

Shares used to compute per share amounts:
Basic	45,841	45,750	45,366
Diluted	47,149	47,082	46,096

(1) Income (loss) from discontinued operations includes gain on disposal of $297 for the three months ended December 31, 2013.

PLX TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	March 31	December 31
	2014	2013
ASSETS

Cash and investments	$21,571	$20,424
Accounts receivable, net	13,742	12,835
Inventories	9,846	10,289
Property and equipment, net	10,163	10,333
Goodwill	20,461	20,461
Other assets	2,768	2,818
Total assets	$78,551	$77,160

LIABILITIES

Accounts payable	$6,388	$6,511
Accrued compensation and benefits	2,435	4,050
Accrued commissions	461	480
Other accrued expenses	3,287	3,213
Long term borrowings against line of credit	5,000	5,000
Total liabilities	17,571	19,254

STOCKHOLDERS' EQUITY

Common stock, par value	46	46
Additional paid-in capital	194,272	193,391
Accumulated other comprehensive loss	(271)	(277)
Accumulated deficit	(133,067)	(135,254)
Total stockholders' equity	60,980	57,906
Total liabilities and stockholders' equity	$78,551	$77,160

PLX TECHNOLOGY, INC.
RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION (1)
(unaudited, in thousands, except per share data)
(not prepared in accordance with GAAP)

	Three Months Ended
	March 31	December 31	March 31
	2014	2013	2013
Income From Continuing Operations Reconciliation
GAAP Income	$2,187	$779	$2,699
Acquisition and restructuring related costs	-	-	291
Share-based compensation	586	875	765
Lawsuit verdict contingency accrual	275	213	-
Non-GAAP Income	$3,048	$1,867	$3,755

Income Per Share From Continuing Operations Reconciliation
GAAP Diluted Income Per Share	$0.05	$0.02	$0.06
Effect of acquisition and restructuring related costs	-	-	0.01
Effect of share-based compensation	0.01	0.02	0.02
Effect of lawsuit verdict contingency accrual	0.01	-	-
Non-GAAP Diluted Income Per Share	$0.07	$0.04	$0.09

Operating Income From Continuing Operations Reconciliation
GAAP Operating Income	$2,268	$835	$2,854
Share-based compensation - COGS	13	12	(23)
Share-based compensation - R&D	221	179	225
Share-based compensation - SG&A	352	684	563
Lawsuit verdict contingency accrual	275	213	-
Acquisition and restructuring related costs	-	-	291
Non-GAAP Operating Income	$3,129	$1,923	$3,910

Gross Margin From Continuing Operations Reconciliation
GAAP Gross Margin	$14,755	$14,073	$15,525
Share-based compensation - COGS	13	12	(23)
Lawsuit verdict contingency accrual	254	194	-
Non-GAAP Gross Margin	$15,022	$14,279	$15,502

Operating Expense From Continuing Operations Reconciliation
GAAP Operating Expenses	$12,487	$13,238	$12,671
Share-based compensation - R&D	(221)	(179)	(225)
Share-based compensation - SG&A	(352)	(684)	(563)
Lawsuit verdict contingency accrual	(21)	(19)	-
Acquisition and restructuring related costs	-	-	(291)
Non-GAAP Operating Expenses	$11,893	$12,356	$11,592

1	Refer to " Use of Non-GAAP Financial Information" in the press release for a discussion of management's use of non-GAAP financial measures.

PLX TECHNOLOGY, INC.
SUPPLEMENTAL DATA
(Unaudited)

	Three Months Ended
	March 31	December 31	March 31
	2014	2013	2013
Net Revenues by Geography
Americas	20%	21%	23%
Asia Pacific	67%	71%	66%
Europe	13%	8%	11%

	Three Months Ended
	March 31	December 31	March 31
	2014	2013	2013
Net Revenues by Type
PCI Express Revenue	70%	72%	71%
Connectivity Revenue	30%	28%	29%